UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 11, 2023
Date of Report (Date of Earliest Event Reported)

Panbela Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39468	87-2805017
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, Minnesota	55387
(Address of Principal Executive Offices)	(Zip Code)

(952) 479-1196
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	PBLA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.         Material Modification of Rights to Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this report is incorporated herein by reference.

Item 5.03.         Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously announced, the board of directors and stockholders of Panbela Therapeutics, Inc. (the “Company”) approved a 1-for-40 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Split”). On January 11, 2023, the Company amended its Amended and Restated Certificate of Incorporation (the “Amendment”) to effect the Reverse Split as of 12:01 a.m., eastern time, on January 13, 2023. The Company’s common stock began trading on a post-split basis under the Company’s existing trading symbol, “PBLA,” when the market opened on January 13, 2023.

As a result of the Reverse Split, every 40 shares of the Company’s issued and outstanding common stock automatically converted into one share of common stock, without any change in the par value per share. A total of 1,177,159 shares of common stock were issued and outstanding immediately after the Reverse Split became effective on January 13, 2023. The Reverse Split did not change the number of shares of common stock authorized for issuance. No fractional shares were outstanding following the Reverse Split. Any holder who would have received a fractional share of common stock is expected to receive cash in lieu of such fractional share.

In addition, effective as of the same time as the Reverse Split, proportionate adjustments were made to all then-outstanding equity awards and most warrants with respect to the number of shares of common stock subject to such award or warrant and the exercise price thereof. Furthermore, the number of shares of common stock available for issuance under the Company’s equity incentive plans will be proportionately adjusted for the Reverse Split ratio, such that fewer shares will be subject to such plans. The common stock purchase warrants the Company issued in October 2022 provide that their exercise price will be reduced to the lowest volume-weighted average price of the Company’s common stock on any trading day during the five-trading day period immediately following the date of the Reverse Split. Accordingly, we are unable to estimate the adjustment, if any, to the exercise price of those outstanding warrants that would result from the Reverse Split.

The new CUSIP number for common stock following the Reverse Split is 69833W206. VStock Transfer, the Company’s transfer agent, is acting as the paying agent for the Reverse Split. For more information about the Reverse Split, see the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 27, 2022.

On January 13, 2023, the Company restated its Certificate of Incorporation (the “Restated Certificate”) to integrate all prior amendments, including the Amendment. The text of the Restated Certificate is filed as Exhibit 3.1 and incorporated herein by reference.

Item 7.01.         Regulation FD Disclosure.

On January 12, 2023, the Company issued a press release announcing the Reverse Split, the text of which is furnished as Exhibit 99.1 and incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” with the Commission for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01.         Other Events.

Through the close of business on January 13, 2023, the Company had sold a total of 154,909 shares of its common stock through the at-the-market equity offering program pursuant to the Sales Agreement dated July 19, 2022, for net proceeds of approximately $639,000. The shares were offered and sold pursuant to an effective “shelf” registration statement on Form S-3 (Registration No. 333-255751). This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01         Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description	Method of Filing
3.1	Restated Certificate of Incorporation	Filed Electronically
99.1	Press Release dated January 12, 2023	Furnished Electronically
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Panbela Therapeutics, Inc.

Date: January 17, 2023	By:	/s/ Susan Horvath
Susan Horvath
Chief Financial Officer